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EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated February 7, 2005, except for Notes 11(a) and 21, as to which the date is February 18, 2005, with respect to the consolidated financial statements and schedule of Magna Entertainment Corp. included in the Annual Report on Form 10-K for the year ended December 31, 2004, in each of (a) the Registration Statement (Form S-8 No. 333-32414) pertaining to the Long-Term Incentive Plan of Magna Entertainment Corp.; (b) the Registration Statement (Form S-3 No. 333-102889) and related prospectus of Magna Entertainment Corp. for the registration of 7 1/4% Convertible Subordinated Notes due December 15, 2009 and Shares of Class A Subordinate Voting Stock issuable upon the Conversion of such Notes; (c) the Registration Statement (Form S-3 No. 333-107368) and related prospectus of Magna Entertainment Corp. for the registration of 8.55% Convertible Subordinated Notes due June 15, 2010 and Shares of Class A Subordinate Voting Stock issuable upon the Conversion of such Notes and (d) the Registration Statement (Form S-3 No. 333-109922) and related prospectus of Magna Entertainment Corp. for the sale of up to $300,000,000 of Magna Entertainment Corp.'s Warrants to Purchase Debt Securities, Warrants to Purchase Class A Subordinate Voting Stock, Debt Securities, including the Debt Securities issuable upon exchange of other Debt Securities or the exercise of such Warrants, and Class A Subordinate Voting Stock, including the Shares of Class A Subordinate Voting Stock issuable upon the exercise of such Warrants or the conversion or exchange of such Debt Securities,

/s/ Ernst & Young LLP Chartered Accountants

March 14, 2005
Toronto, Canada

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CONSENT OF INDEPENDENT AUDITORS